Firstar Thrift Savings
401(k) Plan
Financial Statements and Report
December 31, 2001 and 2000

Firstar Thrift Savings 401(k) Plan
Index to Financial Statements

Page(s)

Report of Independent Accountants	1

Financial Statements:

Statements of Net Assets Available for Benefits at December 31, 2001 and 2000	2

Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2001	3

Notes to Financial Statements	4-8

Schedules Required by the Department of Labor’s Rules and Regulations:*

Schedule of Assets (Held at End of Year) at December 31, 2001	9

Schedule of Reportable Transactions for the year ended December 31, 2001	10

*     Other schedules required by the Department of Labor have been omitted because they are not applicable.

Report of Independent Accountants

To the Participants and Plan Committee of the Firstar Thrift Savings 401(k) Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Firstar Thrift Savings 401(k) Plan (the “Plan”) at December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) and Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
June 28, 2002

Firstar Thrift Savings 401(k) Plan
Statements of Net Assets Available for Benefits
At December 31, 2001 and 2000

	2001	2000

Assets
Investments (see Note 3)	$603,600,648	$772,173,548

Receivables:
Due from broker for securities sold	70,128,934	—
Participants’ loans	7,305,047	8,051,318
Employer’s contribution	694,484	123,222
Interest and dividends	4,038,606	149,159

Total receivables	82,167,071	8,323,699

Cash	42,437	—

Total assets	685,810,156	780,497,247

Liabilities
Due to broker for securities purchased	—	130,879

Net assets available for benefits	$685,810,156	$780,366,368

The accompanying notes are an integral part of these financial statements.

Firstar Thrift Savings 401(k) Plan
Statement of Changes in Net Assets Available for Benefits
For the year ended December 31, 2001

2001

Additions
Additions to net assets attributed to:
Investment loss:
Net depreciation in fair value of investments (see Note 3)	$(76,436,562)
Interest and dividends	23,656,826

(52,779,736)

Contributions:
Participants’	28,439,268
Employer’s	9,313,509

37,752,777

Total additions	(15,026,959)

Deductions
Deductions from net assets attributed to:
Benefits paid to participants	79,529,253

Net decrease	(94,556,212)

Net assets available for benefits:
Beginning of year	780,366,368

End of year	$685,810,156

The accompanying notes are an integral part of these financial statements.

Firstar Thrift Savings 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

1.	Description of the Plan

The following description of the Firstar Thrift Savings 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the plan document for a more complete description of the Plan’s provisions.

Participation and Administration

The Plan is a defined contribution plan adopted on December 4, 1968, by Firstar Corporation. On February 27, 2001, Firstar Corporation completed its merger with U.S. Bancorp (the “Company”). The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The Company serves as the trustee and plan administrator. The plan administrator manages and directs the operation of the Plan.

Effective February 27, 2001, Firstar Corporation completed its merger with the Company through a tax-free exchange of shares. Under the terms of the merger agreement, Firstar shareholders received one share, and Company shareholders received 1.265 shares, of common stock of the combined company for each share of Firstar or Company common stock, respectively.

Certain full-time and regular part-time employees of the Company are eligible for participation in the Plan after meeting certain age and service requirements as defined by the Plan. Participation in the Plan begins on the first pay period of January, April, July or October coinciding with or immediately following the date of satisfaction of the Plan’s participation requirements.

Mergers

Effective January 1, 2002, the Plan, with total assets of $685,810,156, merged with the U.S. Bancorp 401(k) Savings Plan. Such merger has been reflected as if it occurred on December 31, 2001, for Form 5500 reporting purposes.

Contributions

Participants may elect to make voluntary tax deferred deposits to the Plan up to 15 percent of their compensation in each plan year. The Plan provides for Company matching contributions equal to 100 percent of the first three percent of the participant’s base compensation, as defined by the Plan, that a participant contributes to the Plan. In order to be eligible to receive the matching contribution, a participant must be a participant on the last day of the Plan year and have made contributions during the Plan year. Participants are fully vested in all contributions immediately.

Participant contributions are generally made through payroll deductions and are remitted by the Company to the Plan at the end of each pay period. Company matching contributions are generally remitted to the Plan at the end of each pay period based on an estimate of the Company’s matching contribution obligation for the year. All Company contributions are invested exclusively in the U.S. Bancorp Stock Fund, and may be made in the form of cash or in shares of Company stock. Contributions are not to exceed the maximum limits allowed by the Internal Revenue Code (“IRC”).

Firstar Thrift Savings 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the participant’s share of the Company’s contributions and an allocation of plan earnings. Allocations of plan earnings are based on participant account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investment Options

Employee contributions to the Plan are invested in one or more of the available investment funds, including the U.S. Bancorp Stock Fund. Each participant is responsible for designating multiples of 1% of employee contributions among the available investment funds. Such designations may be changed daily at the participant’s discretion.

Employer contributions are invested solely in the Company’s stock until attaining the age of 55, at which time participants may elect to transfer all or any portion (in multiples of 1% or specified dollar amount) of their employer contributions account to one or more investment funds.

Participant Notes Receivable

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50 percent of their account balance. Loan terms range from 1 to 5 years or up to 15 years for the purchase of a primary residence. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with the rate which would be charged by commercial lenders for similar loans. Interest rates range from 6.00 percent to 15.00 percent. Principal and interest is paid ratably through payroll deductions.

Withdrawals During Employment

Participants are eligible to withdraw a portion of their balance derived from Company contributions, as defined in the Plan. Participants are also eligible to withdraw a portion of their balance based upon financial hardship and total disability, as defined in the Plan.

Payment of Benefits

Distributions upon termination of employment are payable in a lump sum distribution of cash and stock, in a lump sum distribution of cash or in installments based on the participant’s election in accordance with the Plan. Participant balances less than $5,000 will be distributed in a lump sum distribution of cash.

2.	Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Firstar Thrift Savings 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

Risks and Uncertainties

The Plan’s investments are exposed to various risks, such as interest rate, market, and credit risks. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the values of investments, it is at least reasonably possible that changes in risks in the near term would materially affect the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Certain of the assets within the Stable Asset Fund are guaranteed investment contracts which are stated at contract value, which approximates fair value. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant loans are valued at cost, which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest and dividend income is recorded on the accrual basis.

Administrative Expenses

All administrative expenses of the Plan are paid by the Company.

Benefit Payments

Benefits are recorded when paid.

3.	Investments

The following presents investments that represent 5 percent or more of the Plan’s net assets:

	December 31,

	2001	2000

U.S. Bancorp Stock Fund, 21,478,260 and 22,543,743 shares, respectively	$449,539,982*	$524,142,025*
Firstar Growth and Income Fund, 0 and 1,269,842 shares, respectively	—	51,809,561
First American Mid Cap Core Equity Fund, 1,111,905 and 1,141,901 shares, respectively	38,371,841	40,800,109

*	Nonparticipant-directed

During 2001 the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $(76,436,562) as follows:

For the
Year Ended
December 31,
2001

Common stock	$(50,519,670)
Mutual funds	(25,916,892)

$(76,436,562)

Firstar Thrift Savings 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

4.	Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	December 31,

	2001	2000

Net assets:
Common stock	$449,539,982	$524,142,025
Employer’s contribution receivable	694,484	123,222
Accrued interest and dividends	4,009,129	60,056

	$454,243,595	$524,325,303

For the
Year Ended
December 31,
2001

Changes in net assets:
Net depreciation	$(50,519,670)
Dividends	19,972,857
Contributions	19,888,898
Benefits paid to participants	(51,560,825)
Transfers to participant-directed investments	(7,862,968)

$(70,081,708)

5.	Tax Status of the Plan

The Internal Revenue Service has determined and informed the Company by letter that the Plan is designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving the determination letter. However, the plan administrator believes that the Plan is designed and is currently being operated in compliance with the applicable provisions of the IRC.

Firstar Thrift Savings 401(k) Plan
Notes to Financial Statements
December 31, 2001 and 2000

6.	Party-in-Interest Transactions

Plan investments in the U.S. Bancorp Stock Fund are invested in common stock of U.S. Bancorp, the plan sponsor. Certain plan investments are shares of mutual funds and collective trust funds managed by U.S. Bancorp. Other Plan investments include loans to participants. These transactions are considered party-in-interest transactions. These transactions are not, however, considered prohibited transactions under 29 CFR 408(b) of the ERISA regulations.

Firstar Thrift Savings 401(k) Plan
Schedule of Assets (Held at End of Year)
At December 31, 2001

	Identity of Issue,			Current
	Lessor or Similar Party	Description	Cost	Value

	Corporate Stock:
*	U.S. Bancorp	Common Stock	$195,895,240	$449,539,982

*	Mutual Funds:

	First American Government Obligation Fund	Money Market Fund	**	479,626

	First American Prime Obligation Fund	Money Market Fund	**	17,027,608

	First American Bond IMMDEX Fund	Mutual Fund	**	16,147,355

	First American Equity Index Fund	Mutual Fund	**	26,315,636

	First American International Fund	Mutual Fund	**	2,093,678

	First American MidCap Core Equity Fund	Mutual Fund	**	38,371,841

	First American Relative Value Fund	Mutual Fund	**	16,658,703

	First American Cap Growth Fund	Mutual Fund	**	5,441,348

	First American Global Growth Fund	Mutual Fund	**	1,340,539

*	Collective Investment Funds:

	Employee Benefit Plan Stable Asset Fund	Collective Trust Fund	**	30,184,332

*	Participant Loans	Loans to various participants, interest rates range from 6.0% to 15.00%		7,305,047

		Total investments		$610,905,695

*	Indicates party-in-interest.
**	Cost information is not required for participant-directed investments.

Firstar Thrift Savings 401(k) Plan
Schedule of Reportable Transactions
For the year ended December 31, 2001

						Current Value
				Expense		of Asset on
Identity of		Purchase	Selling	Incurred with	Cost	Transaction	Net Gain
Party Involved	Description	Price	Price	Transaction	of Asset	Date	or (Loss)

Corporate Stock:

53 purchases	Firstar Corporation Common Stock	$3,460,270		$7,461	$3,467,731	$3,460,270
104 sales	Firstar Corporation Common Stock		$4,304,207	9,205	1,507,657	4,304,207	$2,787,345

258 purchases	U.S. Bancorp Common Stock	22,595,563		52,949	22,648,512	22,595,563
494 sales	U.S. Bancorp Common Stock		22,544,437	50,365	8,804,237	22,544,437	13,689,835